Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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VIR BIOTECHNOLOGY, INC.

COMMON STOCK ISSUANCE AGREEMENT

THIS COMMON STOCK ISSUANCE AGREEMENT (the “Agreement”) is effective as of the 16th day of October, 2017 (the “Effective Date”), by and among VIR BIOTECHNOLOGY, INC., a Delaware corporation (the “Company”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser” and, together with Company, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the License Agreement (as defined below).

WHEREAS, the Company and Purchaser are party to a Collaboration and License Agreement of even date herewith pursuant to which Purchaser shall grant to the Company certain licenses to technology useful for the development, manufacture, characterization and use of therapeutic products that function through the mechanism of RNAi, including the proprietary compounds known as ALN-HBV and ALN-HBV02 (the “License Agreement”);

WHEREAS, pursuant to Section 7.2 of the License Agreement, as partial consideration for the grant by Purchaser to the Company of the licenses contemplated by the License Agreement, the Company desires to issue, and Purchaser desires to acquire, shares of Common Stock of the Company (the “Common Stock”) as herein described, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IT IS AGREED between the Parties as follows:

1. ISSUANCE OF COMMON STOCK.

(a) The Company hereby agrees to issue to Purchaser an aggregate of 5,000,000 shares of Common Stock (the “Initial Stock”) in partial consideration of Purchaser’s entering into the License Agreement.

(b) Subject to the terms and conditions of this Agreement and provided the License Agreement is in full force and effect, upon the satisfaction of the Milestone Condition, the Company additionally agrees to issue to Purchaser, within the Milestone Issuance Time Period, the number of shares of Common Stock equal to the lesser of (i) an aggregate of 5,000,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) and (ii) 200,000,000 divided by the Milestone Stock Price (the “Milestone Stock” and together with the Initial Stock, the “Stock”), at the Milestone Closing; provided, however, that if applicable, in no event shall fractional shares be issued in connection with the foregoing and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share (with the value of such fractional share paid to Purchaser in cash); provided further, that notwithstanding anything to the

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contrary herein, if the closing of a Change of Control of the Company occurs prior to the issuance of the Milestone Stock at the Milestone Closing, then in lieu of issuing the Milestone Stock the Company agrees to pay to Purchaser after the satisfaction of the Milestone Condition and within the Milestone Issuance Time Period, a cash payment equal to the lesser of (1) $200,000,000 and (2) 5,000,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) multiplied by the acquisition price per share paid for the Common Stock in the Change of Control of the Company (the “Milestone Condition Payment”), at the Milestone Closing.

(c) The initial closing hereunder, including delivery by the Company to Purchaser of a certificate representing the Initial Stock, shall occur on the Effective Date, or at such other time and place as the Parties may mutually agree (the “Initial Closing”). The relevant milestone closing hereunder, including the delivery by the Company to Purchaser of a certificate representing the Milestone Stock if applicable, shall occur at such time and place as the Parties may mutually agree (the “Milestone Closing”). The term “Closing” shall apply to the Initial Closing and the Milestone Closing unless otherwise specified.

(d) For clarity, the Milestone Closing shall occur only if the License Agreement is in full force and effect as of the date of such Milestone Closing and neither the Company nor Purchaser have terminated, or given written notice of its respective intent to so terminate, the HBV Program under the License Agreement. For further clarity, if the Milestone Closing has not occurred prior to the termination of the HBV Program or the Company’s or Purchaser’s written notice of its respective intent to terminate the HBV Program, then the Company’s obligation hereunder with respect to the Milestone Stock and the Milestone Condition Payment shall automatically terminate.

(e) For purposes of this agreement:

(i) “Milestone Condition” shall mean [***]; and [***] and [***].

(ii) “Milestone Issuance Time Period” shall mean [***] or, if [***].

(iii) “Milestone Stock Price” shall mean (A) [***]; or (B) [***].

2. LIMITATIONS ON TRANSFER.

(a) From the date hereof until [***] after the Effective Date (the “Initial Restriction Period”), Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock (a “Transfer”), unless such Transfer is approved by the Company’s board of directors (the “Board”). If the Company has not closed its first underwritten public offering of its Common Stock (the “IPO”) during the Initial Restriction Period, then, from the [***] of the Effective Date until the closing of the IPO (the “Interim Restricted Period”), Purchaser shall be free to Transfer the Stock subject to the restrictions in Sections 2(b) and 2(c) hereof. Upon the closing of the IPO, Purchaser shall not Transfer any shares until 180 days after the effective date of the registration statement of the Company filed under the Securities Act of 1933, as amended (the “Act”) for the IPO (the “IPO Restriction Period” and together with the Initial Restriction Period and the Interim Restricted Period, each a “Restriction Period”).

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(b) Furthermore, in addition to any restrictions imposed pursuant to Section 2(a) above, during any Restriction Period the Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws as in effect from time to time. Purchaser hereby further acknowledges that such Purchaser may be required to hold the Stock purchased hereunder indefinitely. During the period of time during which Purchaser holds the Stock, the value of the Stock may increase or decrease, and any risk associated with such Stock and such fluctuation in value shall be borne by such Purchaser. Notwithstanding the foregoing, during any Restriction Period, Purchaser may Transfer the Stock to an individual or entity that directly or indirectly controls, is controlled by, or is in common control with Purchaser (an “Affiliate”).

(c) During the Restriction Period, Purchaser shall not Transfer any Stock to a Competitor (as defined below).

(d) If the Purchaser desires to Transfer any shares during any Restriction Period, as permitted pursuant to Sections 2(a) or 2(b) above, then the Purchaser shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(e) Any permitted transferee pursuant to the terms of Sections 2(a) or 2(b) above shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(f) Any Transfer, or purported Transfer, of shares not made in strict compliance with this Section 2 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(g) For purposes of this Section 2, “Competitor” shall mean [***].

(h) The foregoing restrictions on Transfer shall terminate after the IPO Restriction Period.

3. VOTING RESTRICTIONS. With respect to Voting Matters (as defined below), in the event that holders of at least a majority of the shares of the Company’s Preferred Stock (collectively, the “Requisite Majority”) consent to or vote affirmatively for any matter or action in writing, Purchaser agrees (a) to vote all shares of the Stock held by Purchaser in favor of such matter or action; (b) to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such matter or action; (c) to execute and deliver all related documentation and take such other action in support of such matter or action as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 3; and (d) not to deposit, except as provided in this Agreement, the Stock in a voting trust or subject any such Stock to any arrangement or agreement with respect to the voting of such Stock, unless specifically requested to do so by the Company. Purchaser agrees that unless the Requisite Majority have consented to or affirmatively voted for any matter or action, Purchaser shall abstain from voting any shares of the Stock, including, for the avoidance of doubt, in any election described in subpart (ii) of the definition of Voting Matters. For purposes of this

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Section 3, “Voting Matters” shall mean matters relating to: (i) a Sale of the Company (as defined below); (ii) the election of directors to be elected solely by holders of Common Stock; and (iii) increasing the authorized number of shares of Common Stock if Common Stock is voting as a separate class on such matter. A “Sale of the Company” shall mean either: (i) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation.

(a) In addition, if the Requisite Majority and the Board approves a Sale of the Company, then the Purchaser agrees:

(i) if such transaction requires stockholder approval, to vote (in person, by proxy or by action by written consent, as applicable) all shares of the Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Company’s Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by the Purchaser as is being sold by the Requisite Majority to the person to whom the Requisite Majority propose to sell their shares of capital stock, and, on the same terms and conditions as the Requisite Majority;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Majority in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Stock owned by such party or Affiliate in a voting trust or subject any shares of the Stock to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(vi) if the consideration to be paid in exchange for the shares of the Stock pursuant to this Section 3 includes any securities and due receipt thereof by the Purchaser would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to the Purchaser of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the

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Act, the Company may cause to be paid to the Purchaser in lieu thereof, against surrender of the shares of the Stock which would have otherwise been sold by the Purchaser, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Purchaser would otherwise receive as of the date of the issuance of such securities in exchange for the shares of the Stock; and

(vii) in the event that the Requisite Majority, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Purchaser under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of the Purchaser’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Purchaser, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

(b) Notwithstanding the foregoing, the Purchaser will not be required to comply with Section 3(a) in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i) any representations and warranties to be made by the Purchaser in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares of the Stock;

(ii) the Purchaser shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii) the liability for indemnification, if any, of the Purchaser in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Company’s Certificate of Incorporation related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to the Purchaser in connection with such Proposed Sale;

(iv) liability shall be limited to the Purchaser’s applicable share (determined based on the respective proceeds payable to each stockholder in connection with such Proposed Sale in accordance with the provisions of the Company’s Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all holders of the Company’s Common Stock but that in no event exceeds the amount of consideration otherwise payable to the Purchaser in connection with such Proposed Sale, except with respect to claims related to fraud by the Purchaser, the liability for which need not be limited as to the Purchaser;

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(v) upon the consummation of the Proposed Sale the Purchaser will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for shares of the Stock includes any securities and due receipt thereof by the Purchaser would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to the Purchaser of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Act, the Company may cause to be paid to the Purchaser in lieu thereof, against surrender of the shares of the Stock, which would have otherwise been sold by the Purchaser, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Purchaser would otherwise receive as of the date of the issuance of such securities in exchange for the shares of the Stock; and

(vi) subject to Section 3(b)(v), requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3(b)(vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

(c) The Purchaser shall not be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event).

(d) The rights and obligations in Sections 3(a) thru 3(c) shall terminate upon the closing of the IPO.

4. RESTRICTIVE LEGENDS. All certificates representing the Stock shall have endorsed thereon legends in substantially the following form (in addition to any other legend which may be required by other agreements between the Parties hereto):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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(b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION.

(c) THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL SUCH VOTING RESTRICTIONS.”

5. COMPANY REPRESENTATIONS. The Company represents and warrants to the Purchaser as of each Closing (except that, with respect to the Milestone Closing, the Company makes only the representations and warranties set forth in Sections 5(a), 5(b), 5(c), 5(e) (in connection with a Milestone Closing of the Milestone Stock only), and 5(g), except in each case to the extent set forth in any updated disclosure schedule the Company delivers to Purchaser with respect to such representations and warranties on or up to two (2) days prior to the Milestone Closing):

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b) All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the transactions contemplated by this Agreement, and to issue the Stock at the Closing, if any, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Stock, if any, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder (i) does not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) does not conflict with or violate any requirement of applicable law effective as of the Initial Closing, and (iii) does not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Initial Closing.

(d) Schedule A hereto sets forth the capitalization of the Company immediately prior to the Effective Date, including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) shares of Common Stock reserved for future award grants under any Company stock incentive plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any.

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(e) The Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the License Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Bylaws, this Agreement or applicable state and federal securities laws. Assuming the accuracy of the representations of the Purchaser in Section 6 of this Agreement and subject to the filings described in Subsection 5(g) below, the Stock will be issued in compliance with all applicable federal and state securities laws.

(f) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(g) Assuming the accuracy of the representations made by the Purchaser in Section 6 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filings pursuant to Regulation D of the Act, and applicable state securities laws, which have been made or will be made in a timely manner.

6. INVESTMENT REPRESENTATIONS. In connection with the purchase of the Stock, Purchaser represents to the Company the following as of each Closing:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act.

(b) Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Stock and has no present intention of registering the Stock or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Stock under the circumstances, in the amounts or at the times Purchaser might propose. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

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(d) Purchaser represents that Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

(e) Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Stock by virtue of its business or financial expertise or that of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

7. MARKET STAND-OFF AGREEMENT. In addition to the limitations on transfer set forth in Section 2 of this Agreement, Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock or other securities of the Company held by such Purchaser, including the Stock (the “Restricted Securities”), during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter for such offering (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto). Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8. REFUSAL TO TRANSFER. The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9. SATISFACTION UNDER LICENSE AGREEMENT. Purchaser and the Company hereby acknowledge and agree that when consummated, the transactions contemplated by this Agreement shall satisfy in full the Company’s obligations under Section 7.2 of the License Agreement.

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10. INFORMATION RIGHTS. The Company shall deliver to the Purchaser as soon as practicable, but in any event within [***] after the end of each [***] of each fiscal year of the Company: (a) unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and (b) a statement showing number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Purchaser to calculate its respective percentage equity ownership in the Company (Sections 10(a) and 10(b) collectively, the “Quarterly Information Rights”). In addition, within thirty (30) days after the Board approves an independent appraisal of the value of the Common Stock for purposes of Section 409A of the Internal Revenue Code, the Company shall notify the Purchaser of such independent appraisal of the Common Stock and shall disclose the Common Stock valuation, the enterprise valuation and the methodology used to derive the Common Stock valuation contained in such independent appraisal to the Purchaser (the “409A Information Rights”). The Company shall also use commercially reasonable efforts to provide to Purchaser any additional information that Purchaser reasonably requests for preparation of its financial statements under GAAP. Notwithstanding anything to the contrary, the Company shall not be obligated pursuant to this Section 10 to provide access to any information that it reasonably and in good faith considers to be trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. Each of the Quarterly Information Rights and the 409A Information Rights shall terminate upon the earlier of: (1) the date that the Purchaser or an Affiliate of the Purchaser no longer holds any shares of the Stock; (2) immediately prior to the closing of the IPO; (3) the date the Company first becomes subject to the periodic reporting requirements of Section 12(g) or Section 15(d) of the Exchange Act; or (4) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation.

11. CONDITIONS TO THE MILESTONE CLOSING.

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 6 shall be true and correct in all respects as of the Milestone Closing.

(b) Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Milestone Closing, including but not limited to the Milestone Condition.

(c) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Milestone Stock pursuant to this Agreement shall be obtained and effective as of the Milestone Closing.

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12. MISCELLANEOUS.

(a) Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

(b) No Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed e-mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

(d) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns.

(e) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the state courts located in San Francisco and to the jurisdiction of the United States District Court for the Northern District of California.

(f) Further Execution. The Parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

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Execution Version

(g) Entire Agreement; Amendment. This Agreement and that certain Commitment Letter, dated as of July 28, 2017, by and between the Company and the Purchaser, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede and merge all prior agreements or understandings, whether written or oral, including without limitation Section 7.2 of the License Agreement. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the Parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(i) Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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12.

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

VIR BIOTECHNOLOGY, INC.

By:	/s/ George Scangos
Name:	George Scangos
Title:	Chief Executive Officer

Address:	499 Illinois Street, 5th Floor
San Francisco, CA 94158

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Yvonne Greenstreet
Name:	Yvonne Greenstreet
Title:	COO